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                                                                       EXHIBIT 5




                           [Letterhead of Kutak Rock]




                                December 16, 1998


Board of Directors
Flagstar Bancorp, Inc.
2600 Telegraph Road
Bloomfield Hills, Michigan 48302-0953

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         You have requested our opinion as special counsel to Flagstar Bancorp, Inc. (the "Company") in connection with securities to be offered pursuant to the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to the registration of 1,495,000 common shares of the Company (the "Stock") in connection with the proposed offer and sale of such Stock by Thomas J. Hammond, Chairman of the Board and Chief Executive Officer of the Company.

         In rendering this opinion, we understand that the Stock will be offered and sold in the manner described in the Prospectus, which is a part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

         Based upon the foregoing, it is our opinion that the shares of Stock have been, and when issued and sold as contemplated by the Registration Statement, will be, legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the heading "Legal Matters."

                                                     Very truly yours,




                                                     /s/  Kutak Rock